EXHIBIT 21

SUBSIDIARIES OF GREENE COUNTY BANCORP, INC.

Company         Percent Owned

The Bank of Greene County                         100.0% owned by Greene County Bancorp, Inc.

Greene County Commercial Bank                 100.0% owned by The Bank of Greene County